EXHIBIT 23.6

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the references to our firm in the Registration Statement on Form S-4 of Black Hills Corporation and to our reserve report, as of January 1, 2002, setting forth the interest of Mallon Resources Corporation and its subsidiaries, relating to the estimated quantities of such company’s proved reserves of oil and gas and present values thereof for the periods included therein.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. CARTER HENSON, JR.
J. Carter Henson, Jr. Senior Vice President

Houston, Texas
November 27, 2002